Exhibit 99.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

American CuMo Mining Corporation

We consent to the use in the registration statement on Form F-7 of American CuMo Mining Corporation (the “Company”) of our report to the shareholders, dated October 30, 2017, with respect to the consolidated statements of financial position of the Company as at June 30, 2017 and 2016 and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for each of the years in the two-year period ended June 30, 2017, and related notes, comprising a summary of significant accounting policies and explanatory information.

/s/ De Visser Gray LLP

Chartered Professional Accountants
November 7, 2017
Vancouver, Canada